Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of March 17, 2023, by and among Semtech Corporation, a Delaware corporation (the “Company”), and the entities and natural persons set forth on the signature pages hereto (collectively, the “Investor”) (each of the Company and the Investor, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, the Investor is deemed to beneficially own, in the aggregate, 2,452,855 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, which represents 3.84% of the issued and outstanding shares of Common Stock on the date hereof; and

WHEREAS, as of the date hereof, the Company and the Investor have determined that it is in their respective best interests to come to an agreement to modify the composition of the Company’s board of directors (the “Board”) and as to certain other matters, as provided herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Board Matters and Related Agreements.

(a) Board Composition.

(i) Promptly following the execution of this Agreement and completion of the procedures set forth in this Section 1(a)(i), the Investor shall consult with the Company in good faith and present to the Board two (2) recommended candidates for appointment as directors of the Company (the “Investor Directors”). The Board and/or the applicable committee of the Board, promptly following the execution of this Agreement, shall (1) conduct customary interviews of the persons included on the list of proposed director candidates provided by the Investor to the Company via email on March 8, 2023 (the “Candidate List”), (2) conduct its customary due diligence processes with respect to such candidates and (3) confer with the Investor to express the Board’s views regarding the candidates. The Investor will consider the Board’s views in good faith and will recommend to the Board two (2) individuals from the Candidate List for appointment as the Investor Directors, each of whom shall be required to (x) qualify as “independent” under the Nasdaq Stock Market listing standards, (y) satisfy the guidelines and policies with respect to service on the Board applicable to all non-management directors (including providing the Onboarding Documentation (as defined below)) and (z) have no prior or current relationship or agreement with the Investor, its principals or any of its Affiliates (including, without limitation, as a director, officer or employee or Affiliate of any of the foregoing) that has not already been disclosed to the Company.

(ii) No later than thirty (30) days from the date of this Agreement, the Board and any applicable committees of the Board shall take all necessary actions to (A) increase the size of the Board from ten (10) to twelve (12) directors and (B) appoint the Investor Directors in accordance with the procedure specified herein. For the avoidance of doubt, the Investor shall have sole discretion as to the candidates ultimately appointed to the Board as the Investor Directors (subject to satisfaction of the requirements set forth herein).

(iii) Promptly following the execution of this Agreement, the Company shall commence a search for, identify and appoint two (2) additional directors to the Board (the “Company Directors” and together with the Investor Directors, the “New Directors”) in accordance with the following procedures. The Board and/or any applicable committees of the Board shall (A) with the assistance of a nationally regarded search firm, conduct customary search, interview and due diligence processes with respect to identifying a candidate pool to be determined by the Board or the applicable committee of the Board, which candidate pool shall include the four (4) individuals on the Candidate List not selected as Investor Directors, and (B) appoint, following good faith consultation with the Investor, two (2) individuals as the Company Directors. For the avoidance of doubt, the Company shall have sole discretion as to the candidates ultimately appointed to the Board as the Company Directors.

(iv) The Company agrees that the size of the Board (A) prior to the 2023 annual meeting of stockholders of the Company (the “2023 Annual Meeting”) shall not exceed the sum of the current number of directors on the date of this Agreement, plus the Investor Directors (when appointed) plus any Company Directors appointed prior to the 2023 Annual Meeting, if any, and (B) following the 2023 Annual Meeting and the appointment of both Company Directors, shall be fixed at no more than twelve (12) directors for the duration of the Standstill Period, unless otherwise mutually agreed to in writing by the Investor and the Company.

(v) The Company agrees that it shall nominate for election at the 2023 Annual Meeting (A) the Investor Directors, (B) any Company Directors appointed prior to the 2023 Annual Meeting, if any, and (C) not more than eight (8) directors who are directors on the date of this Agreement. The Company agrees that it shall recommend, support and solicit proxies for the election of each of the Investor Directors in the same manner as it recommends, supports, and solicits proxies for the election of the Company’s other director nominees up for election at the 2023 Annual Meeting. The Company shall use its reasonable best efforts to hold the 2023 Annual Meeting no later than June 30, 2023.

(vi) If any of the Investor Directors (or any Investor Replacement Director (as defined below), if applicable) is unable or unwilling to serve as a director for any reason, resigns as a director or is removed as a director prior to the expiration of the Standstill Period, and at such time the Investor has aggregate beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) representing at least the lesser of (x) 2.0% of the then-outstanding shares of Common Stock and (y) 1,276,755 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”), the Investor shall have the ability to recommend a substitute person(s) reasonably acceptable to the Board (which acceptance shall not be unreasonably withheld, conditioned or delayed) (any such replacement nominee shall be referred to as an “Investor Replacement Director”). Any Investor Replacement Director recommended by the Investor shall be required to (i) qualify as “independent” under the Nasdaq Stock Market listing standards and the rules and regulations of the SEC, (ii) satisfy the guidelines and policies with respect to service on the Board applicable to all non-management directors (including providing the Onboarding Documentation) and (iii) have no prior or current relationship or agreement with the Investor, its principals or any of its Affiliates (including, without limitation, as a director, officer or employee or Affiliate of any of the foregoing). The Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”), after taking into account the relevant financial and business experience of the proposed Investor Replacement Director, shall promptly make its determination and recommendation regarding whether such person so qualifies after (A) such nominee has submitted the Onboarding Documentation, (B) representatives of the Board have conducted customary interview(s) of such nominee and (C) the Nominating and Governance Committee has completed its diligence process with regard to such nominee to its reasonable satisfaction. In the event the Nominating and Governance Committee does not accept a substitute person recommended by the Investor as the Investor Replacement Director (which acceptance shall not be unreasonably withheld, conditioned or delayed), the Investor shall have the right to recommend additional substitute person(s), whose appointment shall be subject to the Nominating and Governance Committee recommending such person in accordance with the procedures described above and the Board’s vote to appoint such person in accordance with the procedures described below. Upon the recommendation of a nominee as the Investor Replacement Director by the Nominating and Governance Committee, the Board shall vote on the appointment of such Investor Replacement Director to the Board after the Nominating and Governance Committee’s recommendation of such Investor Replacement Director; provided, however, that if the Board does not appoint such Investor Replacement Director to the Board, the Parties shall continue to follow the procedures of this Section 1(a)(vi) until an Investor Replacement Director is appointed to the Board. Subject to the applicable Nasdaq Stock Market listing standards and the rules and regulations of the SEC, the Board and all applicable committees thereof shall take all necessary actions to appoint any Investor Replacement Director to any applicable committee of the Board of which the Investor Director was a member of immediately prior to such Investor Director’s resignation or removal; provided that such Investor Replacement Director is qualified to serve on any such committee of the Board. Any Investor Replacement Director appointed to the Board in accordance with this Section 1(a)(vi) will comply with the terms and conditions applicable to the Investor Directors under this Agreement. Following the appointment of any Investor Replacement Director to replace any of the Investor Directors in accordance with this Section 1(a)(vi), all references to the Investor Directors herein shall be deemed to include any Investor Replacement Director (it being understood that this sentence shall apply whether or not references to the Investor Directors expressly state that they include any Investor Replacement Director). If the Investor’s aggregate beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of the shares of Common Stock decreases to less than the Minimum Ownership Threshold, the right of the Investor pursuant to this Section 1(a)(vi) to participate in the recommendation of an Investor Replacement Director to fill the vacancy caused by the resignation or removal of any of the Investor Directors or any Investor Replacement Director shall terminate. Prior to the appointment of any Investor Replacement Director to the Board, the Investor Replacement Director will submit to the Company the Onboarding Documentation. For the purpose of this Agreement, the term “Onboarding Documentation” shall mean (A) a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation required by the Company’s policies and procedures applicable to all other non-management directors in connection with the appointment or election of new Board members (including, without limitation, a written consent to a background check performed by a third party in the same manner as performed for all other non-management directors of the Company), (B) a written acknowledgement in substantially the form entered into by the other directors of the Company that the Investor Director agrees to be bound by all current policies, codes and guidelines applicable to all other non-management directors of the Company and (C) such other information reasonably requested by the Company including such information as is necessary or appropriate for the Company or its agents to perform a background check in the same manner performed for all other non-management directors of the Company, including an executed consent to such background check. Each of the Company and the Investor agrees that, prior to being appointed to the Board in accordance with this Agreement, the Investor Directors shall have delivered to the Company the Onboarding Documentation, and the Investor further agrees to provide prompt written notice to the Company if Investor’s aggregate beneficial ownership of the shares of Common Stock decreases to less than the Minimum Ownership Threshold. Each of the Company and the Investor agrees that each of the New Directors shall (1) be indemnified by the Company in the same manner as all other non-management directors of the Company (including entering into the Company’s customary indemnification agreement) and (2) be insured under the Company’s directors’ and officers’ liability insurance coverage in the same manner as all of the other non-management directors of the Company in accordance with the terms of any such insurance policy.

(b) Board Committees. Promptly following the appointment of the Investor Directors to the Board, the Board and all applicable committees of the Board shall take all necessary actions to (i) appoint each of the Investor Directors to the Nominating and Governance Committee for the duration of the Standstill Period; (ii) establish a committee charged with a nationwide search for a new CEO (the “CEO Search Committee”), which committee shall be set at four (4) directors, two (2) of whom shall be the Investor Directors, and no member of the CEO Search Committee shall chair the committee; and (iii) appoint the two (2) Investor Directors to any standing, special or ad hoc committee of the Board created during the Standstill Period (other than the CEO Search Committee) (any such committee, a “New Committee”); provided, however, that each of the foregoing committee appointments shall be subject to the applicable Nasdaq Stock Market listing standards and applicable law; and provided, further, that none of the Investor Directors are required to be appointed to any New Committee created to consider (A) the Investor’s ownership of Common Stock, (B) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (C) any action taken in response to actions taken or proposed by the Investor, its Affiliates or Associates with respect to the Company, (D) any transaction proposed by, or with, the Investor, its Affiliates or Associates or (E) any other matter in which the interests of the Investor may be adverse to those of the Company or any of its Affiliates as determined in good faith by the Board or such committee, as applicable.

(c) Additional Agreements.

(i) The Investor agrees that the Investor will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii) The Investor agrees that (A) at the 2023 Annual Meeting and (B) at each annual or special meeting of the Company’s stockholders held during the Standstill Period, the Investor will (1) be present, in person or by proxy, for quorum purposes and (2) except in connection with any Extraordinary Transaction (as defined below), (x) vote or cause to be voted all of the shares of Common Stock beneficially owned, or deemed beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act), by the Investor at such meeting in favor of the slate of directors nominated by the Board and against the removal of any member of the Board and (y) vote in accordance with the Board’s recommendation with respect to any other proposal presented at such annual or special meeting of the Company’s stockholders; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) have recommended otherwise with respect to any such proposal (other than the election or removal of directors), the Investor shall be permitted to vote in accordance with ISS’s and Glass Lewis’s recommendation; provided, further, that, the Investor shall be permitted to vote in its sole discretion with respect to any Extraordinary Transaction, in each case to the extent voted on at a meeting of the Company’s stockholders. “Extraordinary Transaction” means a merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries or its or their respective equity or equity equivalent securities (including in a PIPE, convertible note, convertible preferred security or similar structure that on a fully diluted basis, would result in an increase of 10% or more of the shares then outstanding prior to the contemplated transaction) or assets.

(iii) The Investor agrees that, except with the prior written consent of the Board, each of the Investor Directors will keep confidential all confidential information of the Company and its Affiliates (including, without limitation, discussions or matters considered by the Board or any committee thereof) and not disclose to any third party (including, without limitation, the Investor) any such information unless and until such information is publicly disclosed by the Company.

(iv) The Company agrees that the Board and all applicable committees of the Board shall, to the extent that the Board and such committees have such authority and are entitled to so determine, take all necessary actions, effective no later than immediately following the appointment of each Company Director, to determine, in connection with his or her initial appointment as a director that such Company Director is deemed to be (A) a member of the “Incumbent Board” or “Continuing Director” (as such term may be defined in the definition of “Change in Control”, “Change of Control” or any similar term under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, or indentures, or any other related plans or agreements that refer to any such plan, policy or agreement’s definition of “Change in Control” or any similar term) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under such incentive plans, options plans, deferred compensation plans, employment agreements severance plans, retention plans, loan agreements or indentures of the Company, or any other related plans or agreements that refer to any such plan, policy or agreement’s definition of “Change in Control” or any similar term.

2. Standstill Provisions.

(a) The standstill period (the “Standstill Period”) begins on the date of this Agreement and shall extend until the earlier of (x) fifteen (15) days prior to the deadline for the submission of stockholder nominations for directors for the 2024 annual meeting of stockholders (the “2024 Annual Meeting”) pursuant to the Company’s Amended and Restated Bylaws and (y) the date that is one hundred and twenty (120) days prior to the first anniversary of the 2023 Annual Meeting. The Investor agrees that, during the Standstill Period, neither the Investor nor any of its Affiliates or Associates nor any of their respective principals, directors, general partners, officers, employees, agents and representatives acting on their behalf will, and the Investor will cause each of its Affiliates and Associates and their respective principals, directors, general partners, officers, employees, agents and representatives acting on their behalf not to, directly or indirectly, in any manner:

(i) acquire, offer, agree or propose to acquire, by purchase or otherwise, or direct others in the acquisition of, any securities issued by the Company or securities convertible into or exchangeable for the shares of Common Stock (or any rights decoupled from the underlying securities) or assets of the Company, or rights or options to acquire any securities issued by the Company or securities convertible into or exchangeable for the shares of Common Stock (or rights decoupled from the underlying securities) or assets of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to securities issued by the Company or securities convertible into or exchangeable for the shares of Common Stock (or rights decoupled from the underlying securities) that are settled by delivery of the shares of Common Stock or assets of the Company, in the case of each of the foregoing, only if such action would result in the Investor, together with its Affiliates and Associates, having an aggregate beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act but treating all shares underlying options or synthetic derivatives or other contracts that are designed to produce economic benefits and risks that correspond substantially to the ownership of a number of shares of Common Stock specified or referenced in such contracts as outstanding, whether or not then exercisable and whether or not any obligations under such contracts are required or permitted to be settled through the delivery of cash, shares of Common Stock or other property) of greater than ten percent (10%) of the then-outstanding shares of Common Stock immediately following the consummation of such transaction; provided that nothing herein will require shares of Common Stock to be sold to the extent that the Investor exceeds the ownership limit under this Section 2(a)(i) as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Common Stock;

(ii) engage in any purchase of any derivative security, including any purchase, sale or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad-based market basket or index)) or enter into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, any securities that includes, relates to or derives any significant part of its value from a change in the market price or value of any securities of the Company; provided that nothing herein will prevent the Investor from entering into any transactions that have the effect of simultaneously selling put options and purchasing call options with the same duration, or the purchasing of call options;

(iii) make any offer or proposal (with or without conditions) with respect to any Extraordinary Transaction or make, directly or indirectly, any private offer or proposal to the Company or the Board that would reasonably be expected to require the Company or the Investor to make public disclosure (of any kind) regarding an Extraordinary Transaction, in each case, without the prior written consent of the Company; provided that this Section 2(a)(iii) shall not restrict: (A) the tender (or failure to tender) by the Investor or any of its Affiliates of any securities of the Company into any tender or exchange offer by a Third Party (as hereinafter defined); (B) the vote for or against any Extraordinary Transaction by the Investor or any of its Affiliates of any securities of the Company; or (C) the receipt of any consideration by the Investor or any of its Affiliates on the same basis as other stockholders of the Company in connection with any Extraordinary Transaction;

(iv) make or be the proponent of any stockholder proposal (pursuant to applicable securities laws) or seek any form of proxy with respect to the removal, election or appointment of any person to, or representation of any person on, the Board, or becoming a participant with a Third Party in any solicitation of any such proxies (including a “withhold” or similar campaign) or making statements regarding how the Investor intends to vote, or the reasons therefor with respect to a proposal being voted on by stockholders, or instructing or recommending to other stockholders how to vote with respect to a proposal being voted on by stockholders or otherwise communicate pursuant to applicable securities laws or conduct, or knowingly encourage, advise or influence any person or knowingly assist any person in so encouraging, advising or influencing any person with respect to conducting any type of referendum, binding or non-binding (other than such encouragement, advice or influence that is consistent with the Company’s management’s recommendation in connection with such matter or otherwise specifically permitted under this Agreement);

(v) form, join, act in concert with or in any way participate in any partnership, limited partnership, syndicate or other group (including without limitation, a “group” as defined under Section 13(d) of the Exchange Act) with respect to any securities of the Company (other than a “group” that includes all or some of the persons identified on Exhibit A attached hereto, but does not include any other entities or persons not identified on Exhibit A as of the date hereof (any such person, a “Third Party”)); provided, however, that nothing herein shall limit the ability of an Affiliate of the Investor to join such “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(vi) deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, other than granting proxies in solicitations approved by the Board and other than any such voting trust, arrangement or agreement solely among the Investor, Affiliates or Associates of the Investor and otherwise in accordance with this Agreement; provided that any such Affiliate or Associate agrees to be bound by the terms and conditions of this Agreement;

(vii) (A) seek, alone or in concert with others, or submit, or knowingly encourage any person or entity to seek or submit, nominations in furtherance of a “contested solicitation” for the election or removal of the Company’s directors, (B) call, seek to call or request that (or knowingly encourage any person to request that) the Company call, any special meeting of stockholders of the Company, (C) present, or knowingly encourage any person to present, any matter at any meeting of stockholders of the Company or (D) act or seek to act by written consent of stockholders of the Company;

(viii) make any public disclosure, communication, announcement or statement regarding any intent, purpose, plan, or proposal, or private disclosure, communication, announcement or statement that would reasonably be determined to trigger public disclosure obligations for either the Company or the Investor, with respect to (A) controlling, changing or influencing the Board, including, without limitation, any public disclosure, communication, announcement or statement, or private disclosure, communication, announcement or statement that would reasonably be determined to trigger public disclosure obligations for either the Company or the Investor, regarding any intent, purpose, plan, or proposal relating to any change in the number of directors or the filling of any vacancies on the Board, (B) any material change in the capitalization, share repurchase programs and practices or capital allocation programs and practices of the Company or (C) any intent, purpose, plan, proposal or condition that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any term of this Agreement (including the provisions of this Section 2) or take any action that could require the Company or the Investor to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(ix) make any request for a stockholder list of materials or other books and records of the Company under applicable statutory or regulatory provisions providing for stockholder access to books and records;

(x) institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Section 2; provided, however, that for the avoidance of doubt the foregoing shall not prevent the Investor, its Affiliates or Associates from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against the Investor, its Affiliates or Associates, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) complying with a validly issued legal process or (E) exercising statutory appraisal, dissenters or similar rights under applicable law;

(xi) enter into any arrangements, agreements or understandings with (whether written or oral), or advise, finance (through equity, debt or otherwise) or assist any Third Party to take or cause any action or make any statements inconsistent with any of the foregoing, or enter into any arrangement with any other person that engages in any of the foregoing, or otherwise take or cause any action or make any statements inconsistent with any of the foregoing; or

(xii) disclose any intention, plan or arrangement inconsistent with any provision of this Section 2.

(b) Subject to complying with its obligations under Sections 2(a) and 12 hereof, the Investor may engage in any private discussions with the Company’s Chief Executive Officer, Chief Financial Officer or the Chair of the Board or the chair of any committee of the Board so long as (i) such private communications would not be reasonably determined to trigger public disclosure obligations for any such party or either the Company or the Investor and (ii) it is understood that confidential Company information shall not be shared with the Investor in any such private discussions.

(c) Nothing in this Section 2 shall be deemed to limit the exercise in good faith by any of the New Directors (or any Investor Replacement Director, as applicable) of his or her fiduciary duties solely in his or her capacity as a director of the Company and in a manner consistent with his or her and the Investor’s obligations under this Agreement.

3. Representations and Warranties of the Company.

The Company represents and warrants to the Investor that (i) the Company has the corporate power and authority to execute this Agreement and to bind the Company thereto, (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (iii) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4. Representations and Warranties of the Investor.

The Investor represents and warrants to the Company that (i) each of the authorized signatories of the Investor set forth on the signature pages hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind the Investor thereto; (ii) this Agreement has been duly authorized, executed and delivered by the Investor, and is a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (iii) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Investor as currently in effect; (iv) the execution, delivery and performance of this Agreement by the Investor does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Investor or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Investor is a party or by which it is bound; (v) as of the date hereof, the Investor is deemed to beneficially own (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, 2,452,855 shares of Common Stock and will be entitled to vote all of such shares of Common Stock at the 2023 Annual Meeting; (vi) as of the date hereof, the Investor does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or hedging transactions or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement; (vii) other than as may be otherwise disclosed herein, the Investor has not, directly or indirectly, compensated or agreed to compensate any of the Investor Directors (or any Investor Replacement Director, as applicable) for his or her service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation, directly or indirectly, related to the Company or its securities; (viii) no person other than the Investor has any rights with respect to its shares of Common Stock; and (ix) none of the Investor or its Affiliates has formed, or has any present intent to form, a group (within the meaning of Section 13(d) under the Exchange Act) with any Third Party in relation to the Company or the shares of Common Stock.

5. Termination.

This Agreement shall remain in full force and effect until the earliest of:

(a) the expiration of the Standstill Period;

(b) delivery of written notice by a Party to the other Party of a material breach of this Agreement by such other Party that is uncured by such Party within ten (10) business days after being provided written notice thereof; or

(c) such other date established by mutual written agreement of the Parties;

provided that the provisions of this Section 5 through Section 11 and Section 15 hereof shall survive the termination of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

6. Specific Performance.

Each of the Parties acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and each Party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7. Expense Reimbursement.

The Company shall reimburse the Investor for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the Investor’s preparations to submit a notice of stockholder nominations at the 2023 Annual Meeting and negotiation of this Agreement through the date of this Agreement; provided, however, that such reimbursement shall not exceed $250,000 in the aggregate.

8. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9. Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by email (provided that such confirmation is not automatically generated); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

Semtech Corporation

200 Flynn Road

Camarillo, California 93012

Attention:       Charles B. Ammann,

Executive Vice President, Chief Legal Officer and

Secretary

Telephone:       (805) 498-2111

Email:              legal@semtech.com

With copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:         Stephen F. Arcano

Telephone:       (212) 735-3542

Email:               Stephen.Arcano@skadden.com

Attention:         Marc S. Gerber

Telephone:       (202) 371-7233

Email:               Marc.Gerber@skadden.com

If to the Investor:	Lion Point Capital, LP 250 West 55th Street, 33rd Floor New York, New York 10019 Attention: Irshad Karim Telephone: (212) 356-6200 Email: ikarim@lionpoint.com

With a copy (which shall not constitute notice) to:	Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019 Attention: Andrew M. Freedman, Esq. Telephone: (212) 451-2300 Email: afreedman@olshanlaw.com

10. Applicable Law.

This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction); (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9 hereof or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.

11. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery). For the avoidance of doubt, neither Party shall be bound by any contractual obligation to the other Party (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

12. Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, successors, assigns, executive officers, key employees or directors shall have breached this Section 12, neither Party nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, principals, partners, members, general partners, officers, key employees or directors (collectively, “Representatives”), shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s Representatives (including any current officer or director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders (solely in their capacity as stockholders of the applicable Party) or attorneys, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of the other Party or the businesses, products or services of the other Party or its Representatives (including former officers and directors), employees, stockholders (solely in their capacity as stockholders of the applicable Party) or attorneys. In addition to the other remedies available in connection with any breach of this Agreement, nothing shall prevent either Party or its Representatives from responding without restriction to the other Party’s breach of this Section 12. This Section 12 shall not limit the power of any director of the Company to act in good faith in accordance with his or her fiduciary duties solely in his or her capacity as a director of the Company and, in the case of any of the Investor Directors (or any Investor Replacement Director, as applicable), in a manner consistent with his or her obligations under this Agreement.

13. Public Announcements.

(a) Press Release. On the date of this Agreement, the Company and the Investor will announce this Agreement by means of the press release in the form attached as Exhibit B (the “Press Release”). Except as otherwise permitted in this Agreement, neither the Company nor the Investor will make any public statements with respect to the matters covered by this Agreement (including in any filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements in this Agreement or the Press Release.

(b) Form 8-K. The Company will promptly prepare and file with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosure in the Form 8-K will be consistent with this Agreement. Company will provide the Investor and its counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and will consider in good faith any changes proposed by the Investor or its counsel.

(c) Schedule 13D. In the event that any time prior to the expiration of the Standstill Period the Investor is required to file a Schedule 13D (the “Schedule 13D”) with respect to the Company, the Investor will provide the Company and its counsel with reasonable opportunity to review and comment on the Schedule 13D prior to filing, and will consider in good faith any changes proposed by the Company or its counsel.

14. No Compensation Arrangements.

The Investor will not, directly or indirectly, compensate or agree to compensate the New Directors, or any Investor Replacement Director, if applicable, for his or her service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation, directly or indirectly, related to the Company or its securities; provided, however, that the Investor shall be permitted to make a one-time cash payment of $25,000 to each of the Investor Directors upon their respective appointment to the Board and a one-time cash payment of $25,000 to any Company Director that was included in the Candidate List.

15.	Entire Agreement; Amendment and Waiver; Successors and Assigns.

This Agreement (including its exhibits) contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Parties. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to the Investor, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Investor. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first written above.

SEMTECH CORPORATION

By:	/s/ Charles B. Ammann
Name:	Charles B. Ammann
Title:	Executive Vice President, Chief Legal Officer and Secretary

LION POINT MASTER, LP

By: Lion Point Capital GP, LLC General Partner

By:	/s/ Didric Cederholm
Name:	Didric Cederholm
Title:	Manager and Member

LION POINT CAPITAL, LP

By: Lion Point Holdings GP, LLC General Partner

By:	/s/ Didric Cederholm
Name:	Didric Cederholm
Title:	Manager and Member

LION POINT CAPITAL GP, LLC

By:	/s/ Didric Cederholm
Name:	Didric Cederholm
Title:	Manager and Member

LION POINT HOLDINGS GP, LLC

By:	/s/ Didric Cederholm
Name:	Didric Cederholm
Title:	Manager and Member

/s/ Didric Cederholm
Didric Cederholm

EXHIBIT A

LION POINT MASTER, LP

LION POINT CAPITAL, LP

LION POINT CAPITAL GP, LLC

LION POINT HOLDINGS GP, LLC

Didric Cederholm

EXHIBIT B

[FORM OF PRESS RELEASE]

NOT FOR IMMEDIATE RELEASE

Semtech Enters into Cooperation Agreement with Lion Point Capital, LP

Two New Independent Directors to Join the Board of Directors In Advance of the 2023 Annual Meeting of Stockholders

CAMARILLO, Calif. and NEW YORK, New York [March XX, 2023] — Semtech Corporation (Nasdaq: SMTC) (“Semtech” or the “Company”), a high-performance semiconductor, IoT systems and Cloud connectivity service provider, today announced that it has entered into a Cooperation Agreement (the “Cooperation Agreement”) with Lion Point Capital, LP (“Lion Point”), an investment firm and one of the Company’s largest stockholders, with beneficial ownership of approximately 4% of Semtech’s outstanding shares of common stock.

Under the terms of the Cooperation Agreement, Semtech and Lion Point will confer with one another on the appointment of two independent directors to Semtech’s Board of Directors (the “Board”), ultimately to be selected by Lion Point after receiving the views of Semtech. The new directors will be appointed within 30 days of entering into the Cooperation Agreement, at which point the Board will be expanded from 10 to 12 directors. The two new independent directors and eight current Semtech directors will stand for election to the Board at the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”), which has not yet been scheduled. In addition, the Company will commence a search and confer with Lion Point on the appointment of two additional independent directors, ultimately to be selected by the Company after receiving the views of Lion Point. If one or both of those directors are selected prior to the 2023 Annual Meeting, they would also stand for election at that meeting.

“We are pleased with the constructive dialogue we’ve had with Lion Point, and we look forward to welcoming two new independent directors to our Board soon,” said Rockell N. Hankin, Chairman of the Semtech Board of Directors. “Our Board, which includes a broad range of skills and experience, as well as semiconductor expertise, regularly evaluates opportunities for refreshment and looks forward to benefiting from fresh perspectives to drive our business forward. As always, Semtech remains focused on the execution of our strategy as we continue to build on our outstanding platform for innovation and profitable growth.”

“Semtech is a leading semiconductor and wireless franchise with significant upside potential, which we believe can be unlocked,” said Cristiano Amoruso, Partner at Lion Point Capital. “Through this agreement, we believe the Board will be strengthened with new, highly qualified independent directors who will help position the Company for long-term success. We appreciate the constructive partnership with the Board and management, and we are aligned in our objective to create value for all Semtech stockholders.”

Pursuant to the Cooperation Agreement, Lion Point has agreed to customary standstill, voting, and other provisions. The full text of the Cooperation Agreement between Semtech and Lion Point will be filed on Form 8-K with the U.S. Securities and Exchange Commission.

J.P. Morgan Securities LLC is serving as exclusive financial advisor to Semtech, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to Semtech. Olshan Frome Wolosky LLP is serving as legal counsel to Lion Point.

About Semtech

Semtech Corporation (Nasdaq: SMTC) is a high-performance semiconductor, IoT systems and Cloud connectivity service provider dedicated to delivering high quality technology solutions that enable a smarter, more connected and sustainable planet. Our global teams are dedicated to empowering solution architects and application developers to develop breakthrough products for the infrastructure, industrial and consumer markets. To learn more about Semtech technology, visit us at Semtech.com or follow us on LinkedIn or Twitter.

About Lion Point Capital

Lion Point Capital, LP is a global investment firm that seeks to invest in equity and debt securities of undervalued public and private companies. Its partners have extensive experience and a successful track record of uncovering and unlocking value through rigorous fundamental analysis and thoughtful actions, encompassing strategy changes, operational efficiency improvements and governance enhancements. Lion Point was founded in 2014.

Forward-Looking and Cautionary Statements

All statements contained herein that are not statements of historical fact, including statements that use the words “will” or other similar words or expressions, that describe Semtech Corporation’s future plans, objectives or goals are “forward-looking statements” and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of Semtech Corporation to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Such factors include, but are not limited to: uncertainties related to Semtech’s chief executive officer transition, including disruptions and uncertainties related thereto, the potential impact on the Semtech’s business and future strategic direction resulting from the chief executive officer transition, and Semtech’s ability to retain other key members of senior management; the uncertainty surrounding the impact and duration of supply chain constraints and any associated disruptions; future responses to and effect of the ongoing COVID-19 pandemic or other similar health crises; export restrictions and laws affecting Semtech Corporation’s trade and investments, and tariffs or the occurrence of trade wars; worldwide economic and political disruptions, including as a result of inflation and the current conflict between Russia and Ukraine; competitive changes in the marketplace including, but not limited to, the pace of growth or adoption rates of applicable products or technologies; downturns in the business cycle; and the additional risk factors set forth in Semtech Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (www.sec.gov) on March 16, 2022 as such risk factors may be updated, amended or superseded from time to time by subsequent reports that Semtech Corporation files with the Securities and Exchange Commission. Semtech Corporation assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Semtech and the Semtech logo are registered trademarks or service marks of Semtech Corporation or its subsidiaries.

Semtech Press Contact:

Shannon Love

(602) 575-9045

slove@semtech.com

Semtech Investor Contact:

Anojja Shah

(630) 390-6413

anojja.shah@semtech.com

Lion Point

Cristiano Amoruso

212-356-6200

info@lionpoint.com

or

Matt Snyder

212-356-6255

info@lionpoint.com